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                                                                     EXHIBIT 16



                              FORM OF AGREEMENT


         THIS AGREEMENT is made this ____ day of _____________, 1994 by and between Puritan-Bennett Corporation, a Delaware corporation (hereinafter referred to as the "Corporation"), and Burton A. Dole, Jr. (hereinafter referred to as the "Employee").

         WHEREAS, the Corporation has adopted the Puritan-Bennett Corporation Supplemental Retirement Benefit Plan effective as of September 1, 1985 (the "Plan") which provides benefits that supplement benefits provided under the Restated Puritan-Bennett Pension Plan (the "Pension Plan"); and

         WHEREAS, the Corporation and the Employee have entered into an agreement pursuant to which the Employee became a Member under the terms of the Plan; and

         WHEREAS, the Employee and the Corporation desire to make the following changes to the Plan as it applies to Employee; and

         WHEREAS, contemporaneously herewith the Corporation is agreeing to pay COBRA benefits for all employees of the Corporation under certain circumstances and the Corporation and Employee desire that the same agreement shall be made for Employee.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Employee and the Corporation agree that

         1. Plan Benefits. Solely for purposes of determining the Employee's and his beneficiaries' rights under the Plan and not for purposes of determining the rights of any other individual under the Plan, the terms of the Plan applicable to Employee shall be amended as follows:

                 A. Section 4, "Retirement Benefits," shall be amended by the addition of the following new Section 4.04.

                 Section 4.04-Exceptions for Certain Terminations of Employment. Notwithstanding the foregoing provisions of this Section 4 or any other provision(s) of this Plan, in the event of the termination of employment of a Member within two years following the occurrence of a Change in Control for Good Reason (if initiated by the Member), and/or other than for Cause (if initiated by the Corporation), then (a) even if the Member has not at the date of termination of employment attained age fifty-five (55) and/or completed seven (7) Years of Participation, he shall nevertheless be entitled to the Supplemental Monthly Retirement Benefit provided under
         Section 4.01 hereof; (b) the Member shall be deemed to have completed ten or more Years of Service and to be 100% vested in the Supplemental Monthly Retirement Benefit pursuant to Section 4.01(b) hereof; and (c) the Member shall be deemed to have been age sixty-five (65) (unless his actual age shall be greater) at the date of termination of employment so as to be entitled to 100% of the Supplemental Monthly Retirement Benefit (as adjusted by Section 4.01(a)) pursuant to
         Section 4.01(c).
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                 For the purposes of this Section 4.04, the terms Cause, Good
         Reason and Change in Control shall be defined as follows:

                 (a) Cause. "Cause" means (i) the Member's willful violation of any reasonable rule or direct order of the Corporation's board of directors (the "Board") or the Corporation's Chief Executive Officer ("CEO"), which, after written notice to do so, the Member fails to make reasonable efforts to correct within a reasonable time, or (ii) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving actual moral turpitude or dishonesty of or by the Member, or (iii) drug or alcohol abuse on Corporation premises or at a Corporation sponsored event, or (iv) the Member's material violation of any provision of his employment agreement with the Corporation, which, after written notice to do so, the Member fails to make reasonable efforts to correct within a reasonable time. "Cause" shall not include any matter other than these specified in (i) through (iv) above, and without limiting the generality of the foregoing statement, Cause shall not include (x) any charge or conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, under the Federal Food, Drug, and Cosmetic Act, as amended, or any successor statute thereto (the "Act"), or (y) the imposition or attempt to impose upon the Member, or upon any operation, asset, product or activity of the Corporation, of any other sanction or remedy under the Act, including without limitation civil money penalties, warning letters, injunctions, repairs, replacements, refunds, recalls or seizures, if the Member acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.

                 (b) Good Reason. "Good Reason" means (i) breach by the Corporation or any successor company of any of the provisions of the employment agreement between the Corporation and the Member (the "Employment Agreement") not corrected within ninety (90) days after written notice to the Corporation thereof, or
                          (ii) any of the following if the same shall occur within two years after a Change in Control: (A) reduction of the Member's base salary, management bonus percentage or other compensation, as in effect immediately prior to the Change in Control, (B) failure to continue in effect any medical, dental, accident, or disability plan in which the Member is entitled to participate immediately prior to the Change in Control and failure to provide plans with substantially similar benefits (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Corporation which would adversely affect the Member's participation or reduce the Member's benefits under any of such plans, (C) material reduction in Member's job responsibilities, (D) material reduction of Member's title or position, (E) Member shall be requested to relocate to an office outside of the greater metropolitan area





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                          or (F) failure or refusal of any successor company
                          to assume the Corporation's obligations under the Employment Agreement.

                 (c) Change in Control. A "Change in Control" shall be deemed to have occurred at any of the following times:

                          (i) Upon the acquisition (other than from the Corporation) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, the Corporation or its affiliates, or any employee benefit plan of the Corporation or its affiliates which acquires beneficial ownership of voting securities of the
                                           Corporation) of beneficial ownership
                                           (within the meaning of Rule 13d-3
                                           promulgated under the Exchange Act)
                                           of 50% or more of either the then
                                           outstanding shares of common stock
                                           of the Corporation or the Combined
                                           Voting Power of the Corporation's
                                           then outstanding voting securities.
                                           "Combined Voting Power" means the
                                           combined voting power of the
                                           Corporation's then outstanding
                                           voting securities generally entitled
                                           to vote in the election of
                                           directors.

                          (ii) At the time individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
                                           Act) shall be, for purposes of this
                                           subsection 1.3.2, considered as
                                           though such person were a member of
                                           the Incumbent Board; or

                          (iii)            Upon the approval by the
                                           shareholders of the Corporation of a
                                           reorganization, merger,
                                           consolidation (in each case, with
                                           respect to which persons who were
                                           the shareholders of the Corporation
                                           immediately prior to such
                                           reorganization, merger or
                                           consolidation do not, immediately
                                           thereafter, own more than 50% of the





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                                           Combined Voting Power of the
                                           reorganized, merged or consolidated
                                           company's then outstanding voting
                                           securities) or a liquidation or
                                           dissolution of the Corporation or of
                                           the sale of all or substantially all
                                           of the assets of the Corporation; or

                          (iv) The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change in Control.

                 B. A new Section 11 is added to read in its entirety as follows:

                          Section 11--Certain Reduction of Payments.

                                  (a)      Anything in this Agreement to the
                          contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Corporation for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable hereunder shall be reduced to the Reduced Amount; provided, however, that Payments shall not include any amount payable pursuant to the Agreement between Member and the Corporation dated April 25, 1980. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of such benefits without causing any Payment to be nondeductible by the Corporation because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not part of the benefits payable hereunder would nevertheless be nondeductible by the Corporation for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not benefits hereunder shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any payment to be nondeductible by the Corporation because of Section 280G of the Code. For purposes of this Section 11, present value shall be determined in accordance with
                          Section 280G(d)(4) of the Code.

                                  (b)      All determinations required to be
                          made under this Section 11 shall be made by the Corporation's independent auditors which shall provide detailed supporting calculations both to the Corporation and Employee within 15 business days of the Date of Termination or such earlier time as is requested by the Corporation and an opinion to Employee that he or she has substantial authority not to report any excise tax on his Federal income tax return with





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                          respect to any Payments.  Any such determination by
                          the Corporation's independent auditors shall be binding upon the Corporation and Employee. Employee shall determine which and how much of the Payments, shall be eliminated or reduced consistent with the requirements of this Section 11, provided that, if Employee does not make such determination within ten business days of the receipt of the calculations made by the Corporation's independent auditors, the Corporation shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 11 and shall notify Employee promptly of such election; and provided further that any Payments which do not constitute gross income to Employee shall not be reduced or eliminated unless all other Payments have first been eliminated. Within five business days thereafter, the Corporation shall pay to or distribute to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

                                  (c)      As a result of the uncertainty in
                          the application of Section 280G of the Code at the time of the initial determination by the Corporation's independent auditors hereunder, it is possible that Payments will have been made by the Corporation which should not have been made ("Overpayment") or that Payments will not have been made by the Corporation which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Corporation's independent auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Employee or the Corporation which the Corporation's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of Employee shall be treated for all purposes as a loan ab initio to Employee which Employee shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which Employee is subject to tax under Section 1 and
                          Section 4999 of the Code or generate a refund of such taxes. In the event that the Corporation's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                                  (d)      Notwithstanding anything in this
                          Agreement to the contrary, if after giving effect to the provisions of Section 11(a)-(c) any portion of any payments to Employee by the Corporation





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                          hereunder would not be deductible by the Corporation
                          for Federal income tax purposes by reason of application of Section 162(m) of the Code, then payment of that portion to Employee shall be deferred until the earliest date upon which payment thereof can be made to Employee without being non-deductible pursuant to Section 162(m) of the Code.

         2. COBRA Benefits. In the event of the termination of employment without Cause (if initiated by the Corporation) of Employee for Good Reason (if initiated by Employee), the Corporation will provide a benefit under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and Section 4980B of the Internal Revenue Code of 1986, as amended, as follows: The Corporation shall pay the cost of COBRA coverage with respect to your coverage status (e.g., individual or family) in effect immediately prior to such termination of employment. The insurance continuation benefits paid for hereunder shall be deemed to be part of Employee's COBRA coverage. Such benefits shall be in addition to any other benefits relating to health or medical care benefits that, under the Corporation's policies, are available to Employee following termination of employment.

         IN WITNESS WHEREOF, this Agreement has been made as of the date set forth above.

                                          PURITAN-BENNETT CORPORATION
EMPLOYEE                                  "Corporation"



                                          By
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Burton A. Dole, Jr.                       Title:
                                                 -----------------------------

Address:
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